Exhibit 4.3

NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK UNDERLYING THIS WARRANT OF BLONDER TONGUE LABORATORIES, INC. (THE “COMPANY”) HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW AND SUCH SALE OR TRANSFER IS MADE IN ACCORDANCE WITH SUCH REGISTRATION STATEMENT AND ANY OTHER APPLICABLE STATE SECURITIES LAW OR (ii) THE COMPANY RECEIVES A WRITTEN OPINION OF COUNSEL TO THE COMPANY OR OTHER COUNSEL TO THE HOLDER OF SUCH WARRANT (OR SUCH UNDERLYING SHARES OF COMMON STOCK), PROVIDED SUCH OTHER COUNSEL IS REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH PLEDGE, SALE, ASSIGNMENT OR TRANSFER MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

Date: December 14, 2020

WARRANT (“Warrant”) TO PURCHASE _______ SHARES OF COMMON STOCK

OF

BLONDER TONGUE LABORATORIES, INC.

THIS CERTIFIES that, for value received, ________________, an individual (the “Holder”), is entitled to purchase from Blonder Tongue Laboratories, Inc., a Delaware corporation (the “Company”), ________________________________________ (_______) (“Warrant Shares”) fully paid, validly issued and non-assessable unregistered shares of common stock of the Company, $.001 par value per share (the “Common Stock”), subject to adjustment as provided herein, at a purchase price of $1.25 per share (“Exercise Price”), subject to the vesting requirements set forth in Section 1 below.

1. Vesting. The purchase rights under this Warrant shall vest on a pro rata basis, with, as and to the extent of the exercise of the Cavalry Transaction Warrants (defined below), and shall be exercisable in each case on the fifth (5th) business day following the business day on which the Company has received either (i) the Notice of Exercise (as defined in the Cavalry Transaction Warrants), together with immediately available funds representing the proceeds derived from each and any such exercise of the Cavalry Transaction Warrants, or (ii) the Notice of Exercise, with the appropriate notation thereon indicating that the Purchaser is effecting the purchase through cancellation of a portion of the Cavalry Transaction Warrants in a “cashless transaction” (each of (i) or (ii) above constituting “Cavalry Warrant Proceeds”). The calculation of the aggregate Warrant Shares that have vested as of any date of measurement shall be determined based on the product obtained by multiplying (A) by a fraction, the numerator of which is (B) and the denominator of which is (C) where:

(A) = _______ (the aggregate number of Warrant Shares issuable upon exercise of this Warrant in accordance with the terms of this Warrant, assuming all Warrant Shares are fully vested);

(B) = the aggregate number of Cavalry Transaction Warrants that have been exercised from the original issuance date of the Cavalry Transaction Warrants through the date of measurement (and for which the Cavalry Warrant Proceeds have been paid to and received by the Company); and

(C) = 714,286 (the aggregate number of Cavalry Transaction Warrants issued pursuant to the Securities Purchase Agreement (defined below).

For purposes of this Warrant, (i) the “Cavalry Transaction Warrants” shall mean and refer to the aggregate common stock purchase warrants to purchase up to 714,286 shares of the Company’s Common Stock, issued and delivered pursuant to that certain Securities Purchase Agreement, dated as of December 14, 2020, between the Company and each “Purchaser” (as defined therein) party thereto, with respect to, among other things, the purchase of $1,000,000 of the Company’s Common Stock (the “Securities Purchase Agreement”), and (ii) “Stockholder Approval” shall mean such approval as may be required by the applicable rules and regulations of the NYSE American (or any successor entity) from the stockholders of the Company with respect to the transactions contemplated by the Securities Purchase Agreement (and the other agreements, documents and instruments contemplated thereby and collateral thereto), including the issuance of shares of the Company's Common Stock in excess of 19.99% of the issued and outstanding Common Stock on the closing date under the Securities Purchase Agreement, as such Stockholder Approval is required to be obtained pursuant to the Securities Purchase Agreement. The Company shall use commercially reasonable efforts to provide the Holder with notice (i) of its receipt of Cavalry Warrant Proceeds within three (3) business days following receipt thereof, including within such notice, the Company’s calculation of the aggregate number of the Holder’s Warrant Shares that have vested as of such date and are then exercisable, (ii) promptly after the Company obtains Stockholder Approval, and/or (ii) promptly after all of the Cavalry Transaction Warrants have been exercised or have expired.

2. Exercise of Warrant. This Warrant may be exercised in whole or in part (but not as to fractional shares and only with respect to properly vested purchase rights as contemplated by Section 1 above) during the period commencing at such time as either (i) Stockholder Approval (defined above) has been obtained, or (ii) all of the Cavalry Transaction Warrants have been exercised or have expired by their terms, and continuing thereafter until 5:00 p.m. New York time on December 14, 2025 (the “Exercise Period”), by the surrender of the Warrant, with the “Warrant Exercise and Purchase Agreement” attached hereto as Rider A, properly completed and duly executed, at the principal office of the Company at One Jake Brown Road, Old Bridge, New Jersey 08857, or such other location which shall at that time be the principal office of the Company, and upon payment to the Company of the Exercise Price multiplied by the number of shares to be purchased upon such exercise. The Exercise Price shall be paid in immediately available funds to the order of the Company by cashier’s check, certified check or wire transfer. Upon receipt thereof, the Company shall, as promptly as practicable, execute or cause to be executed and deliver to the Holder a certificate or certificates as the Holder shall designate representing the number of shares represented by the Holder’s exercise or in the alternative by the issuance of book-entry shares. Unless and until such time as the Warrant Shares have been registered under the Securities Act of 1933, as amended (“Securities Act”), certificates representing such Warrant Shares shall bear restrictive legends. The stock certificate or certificates so delivered shall be in such denominations as may be specified in said notice and shall be registered in the name of the Holder or in such other name as shall be designated in such notice. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued and the Holder or such other person so designated shall be deemed to have become a holder of record of such shares for all purposes, as of the date said notice and payment in full is received by the Company. Unless this Warrant has expired, if this Warrant shall have been exercised only in part, a new Warrant of like tenor and for such number of shares as the Holder shall direct, representing in the aggregate the right to purchase a number of shares with respect to which this Warrant shall not have been exercised, shall also be issued to the Holder within such time.

3. Transfer/Warrant Shares Legend. This Warrant and the rights hereunder shall be non-transferrable, except as permitted by and in compliance with applicable law. Each certificate representing Warrant Shares shall contain a legend in substantially the following form:

THE SHARES OF COMMON STOCK OF BLONDER TONGUE LABORATORIES, INC. (THE “COMPANY”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW AND SUCH SALE OR TRANSFER IS MADE IN ACCORDANCE WITH SUCH REGISTRATION STATEMENT AND ANY OTHER APPLICABLE STATE SECURITIES LAW OR (ii) THE COMPANY RECEIVES A WRITTEN OPINION OF COUNSEL TO THE COMPANY OR OTHER COUNSEL TO THE HOLDER OF SUCH SHARES OF COMMON STOCK, PROVIDED SUCH OTHER COUNSEL IS REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH PLEDGE, SALE, ASSIGNMENT OR TRANSFER MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

4. Certain Covenants of the Company. The Company covenants and agrees that all shares which may be issued upon the exercise of this Warrant, will, upon issuance, be duly and validly issued, fully paid and nonassessable. The Company covenants and agrees that during the Exercise Periods the Company will at all times have authorized, and reserved for the purpose of issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.

5. Anti-Dilution Provisions. The number and character of the shares underlying this Warrant shall be subject to adjustment only as provided in this Section 5. In the event of a stock split, stock dividend, reverse stock split or combination of the Common Stock of the Company, an equitable adjustment shall be made by the Company in the number of shares for which this Warrant has been issued with respect thereto, and the Exercise Price which must be paid therefor, provided that no such adjustment shall either (i) diminish the proportionate interest of the Holder prior to the occurrence of the event or (ii) increase the aggregate Exercise Price to be paid by the Holder upon exercise of the Warrant in full. In addition, in case at any time and from time to time during the Exercise Periods, the Company shall be a party to any transaction, including, without limitation, a merger, consolidation, liquidation, combination, reorganization or recapitalization of the Common Stock (each, a “Transaction”), in which the previously outstanding common stock of the Company shall be changed into or exchanged for different securities of the Company or common stock or other securities of another corporation (collectively, “Acquiror Common Stock”) or other property (including cash) or any combination of the foregoing, then in such event: (i) the Warrant shall become fully exercisable notwithstanding the date of the event and (ii) as often as such event shall occur, as a condition of the consummation of the Transaction, the Company or the surviving company, as the case may be, shall make lawful and adequate provision so that the Holder, upon the exercise thereof at any time on or after the consummation of the Transaction during the Exercise Periods, shall be entitled to receive, and the Warrant shall thereafter represent the right to receive, in lieu of the common stock issuable upon such conversion prior to such consummation (determined on a fully vested basis), the securities or other property to which the Holder would have been entitled upon consummation of the Transaction if the Holder had exercised such Warrant immediately prior thereto. There shall be no preemptive rights associated with the Warrant or the Warrant Shares issuable thereunder.

6. Reserved.

7. Notice of Adjustments. Whenever any of the number of shares of Common Stock purchasable or Exercise Price to be paid under the terms of this Warrant shall be adjusted pursuant to Section 5 hereof, the Company shall notify the Holder at the Holder’s last address known to the Company.

8. Fractional Shares. No fractional shares of the Company’s Common Stock will be issued in connection with any purchase hereunder but in lieu of such fractional shares, the Company shall make a cash refund therefor equal in amount to the product of the applicable fraction multiplied by the Exercise Price.

9. Registration Rights.

(a) Piggyback Rights. If the Company proposes to register any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to a transaction under Rule 145 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities (as defined below); (iv) a registration in connection with an offering pursuant to which the Company is seeking to receive less than $2,500,000), the Company shall, at such time, promptly give the Holder notice of such registration. Upon the request of the Holder, given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 9(b), cause to be registered (x) all of the Common Stock issuable or issued upon exercise of this Warrant and (y) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (x) above (collectively, “Registrable Securities”) that the Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 9 before the effective date of such registration, whether or not the Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses (as defined below)) of such withdrawn registration shall be borne by the Company in accordance with Subsection 9(d).

(b) Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 9(a), the Company shall not be required to include any of the Holder’s Registrable Securities in such underwriting unless the Holder accepts the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering.

(c) Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 9 with respect to the Registrable Securities of the Holder that the Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of the Holder’s Registrable Securities.

(d) Expenses of Registration. All expenses (other than underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for the Holder (collectively, “Selling Expenses”)) incurred in connection with registrations, filings, or qualifications pursuant to Section 9, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company shall be borne and paid by the Company.

(e) Delay of Registration. Holder shall not have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Warrant as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 9.

(f) Indemnification. If any Registrable Securities are included in a registration statement under this Section 9:

(i) To the extent permitted by law, the Holder will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), and any controlling Person of any such underwriter, against any Damages (defined below), in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of the Holder expressly for use in connection with such registration; and the Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 9(f) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld. For purposes of this Section 9, “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

(ii) Promptly after receipt by an indemnified party under this Subsection 9(f) of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 9(f), give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 9(f), to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 9(f).

(iii) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(iv) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and the Holder under this Subsection 9(f) shall survive the completion of any offering of Registrable Securities in a registration under this Section 9, and otherwise shall survive the termination of this Warrant.

(g) Termination of Registration Rights. The right of the Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsection 9(a) shall terminate upon such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of the Holder’s shares.

10. Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by a form of assignment acceptable to the Company duly executed by the Holder; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

11. Investment Representations. By accepting this Warrant, the Holder represents and warrants to the Company that: (i) this Warrant is being acquired by the Holder for the Holder’s own account for investment purposes only and (subject to the disposition of its property being at all times within its control) not with a view to resale, distribution, or other disposition; (ii) any Warrant Shares which may be issued to the Holder upon exercise of this Warrant will be acquired by the Holder for the Holder’s own account for investment purposes only and (subject to the disposition of its property being at all times within its control) not with a view to resale, distribution, or other disposition; (iii) the Holder is able to bear the economic risk of investment in this Warrant and the Warrant Shares, can afford to sustain a total loss on such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its proposed investment; (iv) when issued, and upon any exercise of the Warrant, the Holder acknowledges that the Holder is and will be an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act; (v) the Holder understands that there is no public market for this Warrant, that there may never be a public market for this Warrant, that in the future there may not be a public or liquid market for the Warrant Shares, and, therefore, that the Holder may have to bear the risk of its investment in this Warrant and any Warrant Shares indefinitely; and (vi) subject to Section 5 hereof, the Company shall not be required to issue any of the Warrant Shares unless such issuance complies with the Securities Act and any applicable state or other securities laws. The Holder understands and acknowledges that the Company is relying upon the accuracy and truthfulness of these representations and warranties to issue the Warrant and any Warrant Shares to the Holder.

12. Loss, Theft, Destruction or Mutilation. Upon receipt by the Company of evidence reasonably satisfactory to it that this Warrant has been mutilated, destroyed, lost or stolen, and in the case of any destroyed, lost or stolen Warrant, a bond of indemnity reasonably satisfactory to the Company, or in the case of a mutilated Warrant, upon surrender and cancellation thereof, the Company will execute and deliver in the Holder’s name, in exchange and substitution for the Warrant so mutilated, destroyed, lost or stolen, a new Warrant of like tenor substantially in the form thereof with appropriate insertions and variations.

13. No Stockholder Rights. The Holder shall not by virtue hereof be entitled to any rights as a stockholder in the Company.

14. Definition of Person. For purposes of this Warrant, “Person” means an individual, corporation, partnership, limited liability company, trust or other entity.

15. Headings. The descriptive headings of the several sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

16. Governing Law. This Warrant shall be governed by the substantive laws of the State of Delaware, without regard to principles of conflicts of law.

17. Amendment. This Warrant may be amended, waived or terminated only by an instrument in writing signed by the Company and the Holder.

18. Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant

19. Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to the foregoing terms and conditions.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer on the date of this Warrant.

BLONDER TONGUE LABORATORIES, INC.

By:
Edward R. Grauch, Chief Executive Officer & President

By:
Eric Skolnik, Secretary

RIDER A

TO

WARRANT TO PURCHASE _______ SHARES OF COMMON STOCK

OF

BLONDER TONGUE LABORATORIES, INC.

WARRANT EXERCISE AND PURCHASE AGREEMENT

Date: _____________

TO:

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to purchase _____________________________________ shares of Common Stock covered by such Warrant, and makes payment herewith in full therefor at the price per share provided by this Warrant.

By: